UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3545 John Hopkins Court, Suite #250 San Diego, CA 92121
(Address of principal executive offices, including zip code)

(858) 731-8389

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Senior Executive Cash Incentive Bonus Plan

On January 27, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of aTyr Pharma, Inc. (the “Company”) adopted the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives (the “Executives”) that are selected by the Compensation Committee. A copy of the Bonus Plan is filed with this Current Report on Form 8-K as Exhibit 10.1.

The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Compensation Committee and related to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), which may include, among others, achievement of specified research and development, publication, clinical and/or regulatory milestones, total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation, stock compensation expense, restructuring charges and/or amortization), changes in the market price of the Company’s common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of the Company’s common stock, sales or market shares and number of customers.

Any bonuses paid under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas shall be adopted in each performance period by the Compensation Committee and communicated to each Executive. No bonuses shall be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Executives under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

Each Executive shall have a targeted bonus opportunity set for each performance period and may also have a “minimum” hurdle and/or a “maximum” amount. The Performance Goals will be measured as of the end of the applicable performance period and after such period has ended; provided that if the Performance Goal is dependent on financial metrics as reported in the Company’s financial reports for any particular period, such Performance Goals shall be measured after the applicable financial reports have been published. If the Performance Goals are met, payments will be made as soon as practicable following the end of such period, but not later than 74 days after the end of the fiscal year in which such performance period ends. An Executive must be employed by the Company as of the payment date in order to receive a bonus payment, except as otherwise provided in any written agreement between the Executive and the Company.

Approval of Salary Increase and Bonus for Chief Executive Officer

On January 27, 2016, as part of its annual review of compensation, the Compensation Committee of the Company approved (i) annual base salary for certain of the Company’s executive officers, which are effective as of January 1, 2016, and (ii) the payment of cash bonuses to certain of the Company’s executive officers with respect to 2015 performance. In addition, on January 27, 2016, upon recommendation of the Compensation Committee, the Board approved the following for John D. Mendlein, Ph.D., the Company’s Chief Executive Officer: (i) an increase in Dr. Mendlein’s base salary to $494,700.00 (effective January 1, 2016) from his current base salary of $472,750.00, and (ii) payment of a cash bonus to Dr. Mendlein in the amount of $210,375.00 with respect to 2015 performance.

Appointment of Principal Financial Officer

On January 27, 2016, the Board appointed John Blake, the Company’s Vice President, Finance to succeed Mr. Stan Blackburn as the Company’s principal financial officer, effective immediately. Mr. Blackburn retired from his position as the Company’s Acting Chief Financial Officer and principal financial officer effective as of January 27, 2016.  Mr. Blackburn will continue to serve as a financial consultant for the Company.

Mr. Blake, 39, has served as the Vice President, Finance of the Company since October 2015 and the Senior Director Finance and Controller of the Company since March 2015. Prior to joining the Company, Mr. Blake served as the Director, Financial Planning and Analysis of Volcano Corporation, a publicly traded medical device company, from March 2010 to March 2015 and as the SEC Reporting Manager from November 2008 through March 2010. From April 2007 to November 2008, Mr. Blake served in various senior finance roles at Entropic Communications. Prior to 2007, Mr. Blake served as an auditor in public accounting and an analyst for BD Biosciences. Mr. Blake is a Certified Public Accountant and holds a Bachelor of Business Administration with a concentration in Accountancy from National University.

There are (a) no understandings or arrangements between Mr. Blake and any other person pursuant to which he was appointed as principal financial officer of the Company and (b) Mr. Blake has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Blake has no family relationship with any director or executive officer of the Company.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Senior Executive Cash Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2016	aTyr Pharma, Inc.

	By:	/S/ JOHN D. MENDLEIN
John D. Mendlein, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Senior Executive Cash Incentive Bonus Plan